Exhibit 5.1

151 N. Franklin Street Chicago IL 60606	Stathy Darcy
Senior Vice President, Deputy General Counsel and Secretary
	Telephone	312-822-3742
	E-Mail	stathy.darcy@cna.com

May 2, 2019

CNA Financial Corporation
151 N. Franklin Street
Chicago, Illinois 60606

Ladies and Gentlemen:

I am providing this opinion as Senior Vice President, General Counsel and Secretary of CNA Financial Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-231090) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act.  Pursuant to the Registration Statement, the Company is issuing $500 million aggregate principal amount of the Company’s 3.900% Senior Notes due 2029 (the “Securities”).  The Securities are being issued pursuant to the Indenture, dated as of March 1, 1991, between the Company and The Bank of New York Mellon Trust Company, N.A., as successor in interest to J.P. Morgan Trust Company, National Association (formerly known as The First National Bank of Chicago), a national banking association, as trustee (the “Original Trustee”), as supplemented by the first supplemental indenture, dated as of October 15, 1993, by the second supplemental indenture, dated as of December 15, 2004, between the Company and the Original Trustee and by the third supplemental indenture, dated as of February 24, 2016, among the Company, U.S. Bank National Association, as trustee (the “Trustee”) and the Original Trustee (as so supplemented, the “Indenture”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

I am familiar with (i) the Registration Statement, (ii) the Company’s prospectus dated April 29, 2019 included in the Registration Statement (the “Base Prospectus”), (iii) the Company’s prospectus supplement dated May 1, 2019 supplementing the Base Prospectus and relating to the Securities, (iv) the Indenture, (v) the Securities in global form[s], (vi) the executed Underwriting Agreement, dated May 1, 2019 (the “Underwriting Agreement”), among the Company and the underwriters named in Schedule II thereto, relating to the issuance and sale of the Securities, (vii) certain resolutions of the Board of Directors of the Company adopted on April 24, 2019 and of the Executive Committee of the Board of Directors of the Company duly adopted on May 1, 2019, as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the authorization of the Registration Statement and the issuance and sale of the Securities and (viii) the certificate of incorporation of the Company, as amended, and the amended and restated by-laws of the Company, in each case, as currently in effect, and as certified on the date hereof as being true, complete and correct and in full force and effect.  I have also examined originals, or copies of originals certified or otherwise identified to my satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied myself as to such matters of fact as I have considered relevant and necessary as a basis for the opinions set forth herein.  I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.  I have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

On the basis of the foregoing, and subject to the qualifications and limitations set forth herein, I am of the opinion that the issuance and sale of the Securities pursuant to the Underwriting Agreement has been duly authorized by the Company, and, when the Securities are duly executed and delivered by the Company, and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and duly delivered to the purchasers thereof against payment of the agreed consideration therefor as contemplated by the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company (subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws of general applicability relating to or affecting creditors’ rights generally, whether now or hereafter in effect, (b) general principles of equity, regardless of whether considered in a proceeding in equity or at law and (c) the qualification that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought).

This opinion letter is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  This opinion is limited in all respects to the laws and facts existing on the date hereof.  I hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement.  This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or corporation or quoted, filed with any governmental authority or other regulatory agency or otherwise circulated or utilized for any other purpose without my prior written consent.

Very truly yours,

/s/ Stathy Darcy
Stathy Darcy
Senior Vice President, Deputy General Counsel and Secretary